Exhibit 2.1

Elf Labs, Inc. - Amended and Restated Certificate of Incorporation

ELF LABS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Elf Labs, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

ARTICLE I: NAME.

The name of this corporation is Elf Labs, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 8 The Green, Suite B, Dover, DE 19901, County of Kent. The name of its registered agent at such address is Northwest Registered Agent Services, Inc.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”). The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. Authorized Common Stock.

100,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 50,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock”. The Class A Common Stock and Class B Common Stock are sometimes referred to herein collectively as the “Common Stock.” Effective upon the filing of this Amended and Restated Certificate (the “Effective Time”), each issued and outstanding share of Common Stock shall automatically and without any further action on the part of the holder thereof be converted into shares of Class A Common Stock on a 1:1 basis.

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2. Voting.

2.1 Class A Common Stock.

The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.2 Class B Common Stock.

Except as provided by law, holders of Class B Common Stock shall not be entitled to any voting rights in the Company, including for the avoidance of doubt, the right to elect directors.

3. Dividends; Splits and Combinations.

If the Corporation shall declare, pay or set aside any dividends on any class or series of Common Stock (other than dividends on such class or series of Common Stock payable in shares of such class or series of Common Stock) the holders of each other class and series of Common Stock shall be entitled to receive the same per share dividend as that paid on such class or series of Common Stock. If the Corporation shall make or issue, or fix a record date for the determination of holders of any class or series of Common Stock entitled to receive, a dividend or other distribution payable on such class or series of Common Stock in additional shares of such class or series of Common Stock, then and in each such event the Corporation shall pay on each other class and series of Common Stock a dividend or distribution of an equal number of shares of such other class or series of Common Stock so that the proportion of outstanding shares of each class and series of Common Stock remains the same before and after giving effect to such dividend or distribution. If the Corporation shall at any time or from time to time effect a subdivision or combination of any class or series of Common Stock, each other class and series of Common Stock shall be proportionately subdivided or combined, as the case may be.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

4.1 Payments to Holders of Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), the assets of the Corporation shall be distributed among the holders of Common Stock pro rata based on the number of such shares held by such holders.

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4.2 Deemed Liquidation Events.

4.2.1 Definition.

Each of the following events shall be considered a “Deemed Liquidation Event”:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.3 Amount Deemed Paid or Distributed.

The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be the fair market value of such property, determined in good faith by the Board of Directors of the Corporation.

5. Election of Directors.

The holders of record of a majority of the shares of Class A Common Stock shall be entitled to elect all of the directors of the Corporation. Any director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of Class A Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of the holders of a majority of the shares of Class A Common Stock. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the shares of Class A Common Stock shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of Class A Common Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of Class A Common Stock or by any remaining director or directors elected by the holders of the Class A Common Stock pursuant to this Section 5.

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6. Conversion.

6.1 Optional Conversion.

Each share of Class A Common Stock shall be convertible on a 1:1 basis, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock. The holder of Class A Common Stock shall surrender the certificate or certificates (or lost certificate affidavit and agreement) for Class A Common Stock, and the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a notice of issuance of uncertificated shares of Class B Common Stock.

6.2 Mandatory Conversion.

Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), all outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock on a 1:1 basis and such shares may not be reissued by the Corporation (the time of the closing of the IPO is referred to herein as the “Mandatory Conversion Time”).

6.3 Procedural Requirements.

All holders of record of shares of Class B Common Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Class B Common Stock pursuant to Section 6.1. Unless otherwise provided in this Amended and Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class B Common Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Class B Common Stock converted pursuant to Section 6.1 will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Class B Common Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a notice of issuance of uncertificated shares of Class A Common Stock. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

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ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS.

Subject to any additional vote required by the Amended and Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS.

Subject to any additional vote required by the Amended and Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

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ARTICLE VII: DIRECTOR LIABILITY.

3. LIMITATION.

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

4. INDEMNIFICATION.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

5. MODIFICATION.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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